Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

	State of	Country of
	Incorporation/	Incorporation/
Company Name	Organization	Organization
Qualstar Corporation Singapore Private Limited		Singapore
N2Power, Inc.	Nevada	United States
Q-Smart Data Private Limited		Singapore
Qualstar Limited		United Kingdom